Exhibit 99.1

Compass Diversified Trust	Investor Relations Contact:
Jim Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Garth Russell
203.221.1703	212.896.1249 / 212.896.1250
jim@compassequity.com	jgoldberger@kcsa.com / grussell@kcsa.com
Compass Diversified Trust
Acquires American Furniture Manufacturing, Inc.
WESTPORT, CT., September 4, 2007 — Compass Diversified Trust (Nasdaq GS: CODI), Compass Group Diversified Holdings LLC and its subsidiaries (collectively, the “Company” or “CODI”) announced today that on August 31, 2007, CODI simultaneously entered into a definitive agreement to acquire and consummated the acquisition of American Furniture Manufacturing, Inc. (“American Furniture”).
Founded in 1998 and headquartered in Ecru, Mississippi, American Furniture is a leading U.S. manufacturer of upholstered furniture, focused exclusively on the promotional segment of the furniture industry. The Company offers a broad product line of stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products, sold primarily at retail price points ranging between $199 and $699. American Furniture is a low-cost manufacturer and is able to ship any product in its line within 48 hours of receiving an order.
CODI paid approximately $92.5 million to purchase American Furniture, which represents under five and a half times American Furniture’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and under six times American Furniture’s EBITDA less expected annual maintenance capital expenditures.
Regarding the acquisition, I. Joseph Massoud, CODI’s CEO, said, “We are enthused about our acquisition of American Furniture. This company represents the best in U.S. manufacturing, competing effectively with domestic and foreign competition based upon its low production costs, its continual product and design innovation, and its ability to service a diverse mix of customers which includes furniture retailers, big box retailers and department stores. American Furniture possesses the characteristics we look for in all of our businesses, including market leadership in a niche industry, strong free cash flow and proven leadership. American Furniture’s senior managers, who will continue to manage the business under CODI ownership and who are investing alongside CODI in the transaction, have grown the business successfully over the past several years and we look forward to working with them to continue and accelerate this growth.
“This acquisition is immediately accretive to our shareholders and increases our cash flow available for distribution. By consummating this acquisition without the need for third party transaction financing, we have demonstrated the flexibility of our financing model. Our ability to deploy capital despite recent tightness in the financing markets reflects our unique structure, which allows us to complete acquisitions in all types of economic conditions. This serves as a significant advantage for us and should result in further accretive platform and add-on acquisitions.”
Funding for the acquisition was provided primarily by excess cash on hand at the Company, as well as by a $30 million draw under CODI’s $300 million revolving acquisition credit facility. Prior to the transaction there were no outstanding borrowings on the credit facility.
Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission on or before September 5, 2007.
About American Furniture Manufacturing, Inc.
Founded in 1998, American Furniture Manufacturing is headquartered in Ecru, Mississippi and is a leading U.S. manufacturer of promotional upholstered furniture. The Company provides its customers with consistently high quality, attractively priced products and 48-hour quick-ship service. As the Company has grown, it has maintained a production-focused strategy with proven merchandising ideally suited to serve the promotional furniture segment. Currently, the Company operates 29 production lines from a 1.1 million square-foot facility, encompassing both stationary and motion product categories.
About Compass Diversified Trust
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC and was founded in 1940.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA and was founded in 2005.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH, operates 144 branch locations in 18 states and was founded in 1970.
Compass AC Holdings, Inc. and its consolidated subsidiary, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO and was founded in 1989.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL and was founded in 1952.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA and was founded in 1986.
To find out more about Compass Diversified Trust, please visit www.compassdiversifiedtrust.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and Form 10-Qs and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.